SCHEDULE A

Series of Trust for Advised Portfolios

Ziegler Senior Floating Rate Fund
Share Class	Minimum Initial / Additional Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Class A	$1,000/$100	4.25%	1.00%	0.25%	None	1.00%[2]
Class C	$1,000/$100	None	1.00%	1.00%	None	None
Institutional Class	$1 million/None	None	None	None	None	None

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds' Prospectus.
2Although there is no front-end sales charge on purchases of $1 million or more, there is a maximum deferred sales charge of 1.00% for redemptions within 18 months of such a purchase. This charge is waived for certain investors.

Ziegler Piermont Small Cap Value Fund
Share Class	Minimum Initial / Additional Investment[3]	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Investor Class	$1,000/$100	None	None	0.25%	None	None
Institutional Class	$100,000/None	None	None	None	None	None

3	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds' Prospectus.

Last approved by the Board of Trustees on June 29, 2020